Exhibit 10.39

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (“Waiver and Release”) is entered into by and between Sarah E. Day (“Executive”) and Windstream Holdings, Inc. (the “Company” or "Windstream") (collectively, the “Parties”).

WHEREAS, the Parties have entered into a Change in Control Agreement dated January 1, 2016 (the “Agreement”);

WHEREAS, Executive’s employment has been or will be terminated effective June 1, 2017 (“Termination Date”), in accordance with the Agreement;

WHEREAS, Executive is required to sign this Waiver and Release in order to receive the payment of certain separation benefits under the Agreement following termination of employment; and

WHEREAS, the Company has agreed to sign this Waiver and Release.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	This Waiver and Release is effective on the date hereof and will continue in effect as provided herein.

2.
Company agrees that following the Executive’s execution of this Waiver and Release on or before May 5, 2017, contingent upon Executive’s compliance with all conditions and agreements in the Waiver and Release:

a.	Company will pay to Executive a total of $770,000.00 (equal to one year of base salary and target bonus), which will be divided by 12 and paid to Executive in 12 monthly installments;

b.
Company will pay to Executive an amount equal to a pro-rated portion (34%) of her annual incentive under the PICP for 2017 based on actual performance during the 2017 fiscal year. This amount will be paid in a single lump sum at the same time payments are made to other participants in the PICP for 2017;

c.
Company will amend Executive’s unvested time-based restricted stock awards to provide that Executive’s compliance with the non-disclosure, non-competition, and non-interference covenants in Section 9 of the Agreement for the one-year period ending on May 31, 2018, shall satisfy the continued service and vesting requirements of such awards that vest on or before May 31, 2018;

d.
Company will, at its sole expense as incurred, provide Executive with outplacement services from Challenger Gray & Christmas, the scope of which will be selected by Executive in her sole discretion, provided that (i) the cost shall not exceed $25,000.00, and (ii) in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid extend beyond June 1, 2018; and

e.	Company will continue the cost of Executive’s current executive coaching consultant, on terms consistent with the current engagement and at a cost not to exceed $15,000.00, until December 1, 2017.

Executive acknowledges and agrees that the payments described herein are in lieu of and replace amounts due under the Windstream Corporation Severance Plan, if any. Company shall have the right to deduct from all payments made under this Waiver and Release any federal, state, local, foreign or other taxes which are required to be withheld with respect to such payments. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Waiver and Release (including any taxes, interest and penalties under Code Section 409A), and neither Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

3.
In consideration of the payments to be made and the benefits to be received by Executive pursuant to Section 2 of the Waiver and Release (the “Separation Benefits”) which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled but for the Agreement (except as otherwise provided in the Agreement), Executive, on behalf of herself, her heirs, representatives, agents and assigns by dower or otherwise hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) the Company, (ii) any companies controlled by, controlling or under common control with the Company, and any predecessors, successors or assigns to the foregoing (together with the Company, the “Windstream Group”) (iii) the Windstream Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (iv) any of the Windstream Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns, from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had whether or not based on or arising out of Executive’s employment relationship with the Windstream Group or the termination of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release.

Executive acknowledges and understands that in the event Executive files a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and

Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"), Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Windstream Group as a result of such charge or complaint. Employee further understands that neither the Agreement nor the Waiver and Release limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Neither the Agreement nor this Waiver and Release limit Executive’s right to receive an award for information provided to any Government Agencies.

Executive understands and agrees that she is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, including, but not limited to, the following:

a.
Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship including, but not limited to, (i) any claims on account of, arising out of or in any way connected with Executive’s hiring by the Windstream Group, employment with the Windstream Group or the termination of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against the Windstream Group, including, but not limited to, those with the EEOC, TWCCRD, NMHRC, or other similar state agency, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Windstream Group; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Windstream Group; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Windstream Group; (x) any claim on account of, arising out of or in any way connected with any employment agreement between Executive and the Windstream Group; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of Executive’s employment without “cause” or for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; (g) negligent or intentional infliction of emotional distress;

promissory estoppel; (i) claims in equity or public policy; (j) assault; (k) battery; (l) breach of employee handbooks, manuals or other policies; (m) breach of fiduciary duty; (n) false imprisonment; (o) fraud; (p) invasion of privacy; (q) whistleblower claims; (r) negligence, negligent hiring, retention or supervision and (s) constructive discharge; and

b.
Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e), et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101, et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201, et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Texas Commission on Human Rights Act, Tex. Lab. Code. Ann. §§ 21.001, et seq.; Tex. Lab. Code. Ann. §§ 21.051; Tex. Lab. Code. Ann. §§ 21.055, Texas Workers’ Compensation Act; Texas Whistleblower Act, Arkansas Civil Rights Act, §§ 16‑123, et seq., the Arkansas Equal Pay Law § 11-4 et seq.; the New Mexico Human Rights Act, N.M. Stat. Ann. §§ 281-1-1, et seq., as such statutes may be amended from time to time; and

c.	Those arising out of Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.	Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.
Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs including expert fees; and

g.	Any other federal, state or local law that affords employees or individuals protection of any kind whatsoever.

4.
Notwithstanding anything herein to the contrary, the sole matters to which the waiver and release in Section 3 do not apply are: (i) Executive’s rights of indemnification and/or directors and officers liability insurance coverage, if any, to which she was entitled immediately prior to May 3, 2017, with regard to her service as an officer or director of any member of the Windstream Group; (ii) Executive’s rights under the Indemnity Agreement dated January 1, 2016; (iii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Windstream Group or under the Consolidated Omnibus Budget Reconciliation Act of 1985, including the deferred compensation plan and the Windstream 401(k) Plan; (iv) Executive’s rights as an equity vested shareholder; or (v) Executive’s rights under Sections 2, 3, and 4 of this Waiver and Release which are intended to survive termination of employment.

5.
Executive specifically agrees and understands that the existence and terms of this Waiver and Release are strictly CONFIDENTIAL and that such confidentiality is a material term of this Waiver and Release. Accordingly, except as required by law or unless authorized to do so by the Company in writing, Executive agrees that she shall not communicate, display or otherwise reveal any of the contents of this Waiver and Release to anyone other than her spouse, attorney or financial advisor, provided, however, that they are first advised of the confidential nature of this Waiver and Release and Executive obtains their agreement to be bound by the same. Executive agrees to refrain from disparaging any member of the Windstream Group, its officers, Board of Directors, or other Releases in statements or releases to the media, or in verbal or written communications with Windstream customers, employees, or individuals or representatives of entities with whom Windstream has a current contractual relationship. The Company agrees that Executive may respond to legitimate inquiries regarding her employment with the Company by stating that the Parties terminated their relationship on an amicable basis and that the Parties have entered into a confidential Waiver and Release that prohibits her from further discussing the specifics of her separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in this Waiver and Release. Further, nothing contained herein shall be construed to limit or otherwise restrict the Windstream Group’s ability to disclose the terms and conditions of this Waiver and Release as may be required by law or business necessity.

6.
In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, she agrees that the Windstream Group shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Windstream Group has an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Windstream Group shall be entitled to an award of all costs and attorneys’ fees incurred by the Windstream Group in any successful effort to enforce the terms of this Waiver and Release. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Windstream Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Company waived or released by Section 3 (and subject to the exclusions in Section 6), Executive agrees to immediately reimburse the Company for the value of all Separation Benefits received to the fullest extent permitted by law.

7.
The parties agree that the separation of employment provided for in this Waiver and Release shall mean a “Separation from Service” as such term is defined in Code Section 409A. It is the intent of the parties that the payments and benefits under this Waiver and

Release comply with or be exempt from the provisions of Code Section 409A. It is the further intent of the parties that this Waiver and Release be interpreted as necessary to comply with Code Section 409A.

8.
The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both the Windstream Group and Executive have expressly denied any such liability or wrongdoing. Executive agrees that she is eligible for re-employment by Windstream Group only by mutual agreement and consent of the Parties.

9.
Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

10.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

11.	This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Arkansas, without regard to any applicable state’s choice of law provisions.

12.
Executive represents and acknowledges that in signing this Waiver and Release she does not rely, and has not relied, upon any representation or statement made by the Windstream Group or by any of the Windstream Group’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

13.
This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Change in Control Agreement dated January 1, 2016), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties. The post-termination obligations contained in the Change in Control Agreement dated January 1, 2016, specifically include, but are not limited to, the Section 9 prohibitions from competition, solicitation of Windstream customers, and solicitation of Windstream employees for a one-year period following the Termination Date.

14.
Each of the parties acknowledges that it or she has had the opportunity to consult with legal counsel of its or her choice prior to the execution of this Waiver and Release. Without limiting the generality of the foregoing, Executive acknowledges that she has had the opportunity to consult with her own independent legal counsel to review this Waiver and Release for purposes of compliance with the requirements of Code Section 409A or an exemption therefrom, and that she is relying solely on the advice of her independent legal counsel for such purposes. Moreover, the parties acknowledge that they have participated jointly in the negotiation and drafting of this Waiver and Release. If any ambiguity or question of intent or interpretation arises, this Waiver and Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Waiver and Release.

PLEASE READ CAREFULLY. WITH RESPECT TO EXECUTIVE, THIS WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE		WINDSTREAM HOLDINGS, INC.

Signed:	/s/ Sarah Day	Signed:	/s/ John Fletcher
Print Name:	Sarah Day	Title:	Chief HR and Legal Officer
Date:	May 5, 2017	Date:	May 5, 2017